UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2012

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		19103 06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 1, 2012, Chemtura Corporation (the “Company”) issued a press release announcing financial results for the quarter ended June 30, 2012.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the preliminary financial results contained in Item 2.02 in this Current Report on Form 8-K and the attached Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events

As previously disclosed, in October 2011, our Board of Directors (the “Board”) authorized us to invest up to $50 million in the repurchase of shares of our common stock over a twelve month period (the “Share Repurchase Program”).  The Share Repurchase Program did not obligate us to repurchase any particular amount of common stock and may be modified or suspended at any time at the Board’s discretion.  On July 31, 2012, our Board authorized an increase in our Share Repurchase Program from $50 million to up to $100 million and extended the program to November 2013.  The shares are expected to be repurchased from time to time through open market purchases. The manner, price, number and timing of such repurchases, if any, will be subject to a variety of factors, including market conditions and applicable rules of the Securities and Exchange Commission. From October 7, 2011 through July 31, 2012, we repurchased 3.4 million shares of common stock for a total purchase price of $41 million. As a result of the additional authorization approved by the Board, as of July 31, 2012, there remains approximately $59 million under the Share Repurchase Program.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated August 1, 2012.

Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Billie S. Flaherty
Name:	Billie S. Flaherty
Title:	SVP, General Counsel & Secretary

Date:	August 1, 2012

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press Release dated August 1, 2012.